Exhibit 99.1

NEWS RELEASE

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A. www.ATImetals.com

ATI Names Business Unit Presidents

Of ATI Forged Products and ATI Flat Rolled Products

Pittsburgh, PA, March 31, 2014 – Allegheny Technologies Incorporated (NYSE:ATI) announced today that John S. Minich has been named President, ATI Forged Products business unit, and Robert S. Wetherbee has been named President, ATI Flat Rolled Products business unit. Mr. Minich reports to John D. Sims, Executive Vice President, ATI High Performance Components Group. Mr. Wetherbee reports to Terry L. Dunlap, Executive Vice President, ATI Flat Rolled Products Group. Both appointments are effective April 1, 2014.

Richard J. Harshman, ATI’s Chairman, President and Chief Executive Officer said, “We are pleased to name John Minich President, ATI Forged Products. John was named vice president, general manager of our Cudahy, WI forging operations in September 2012. Since that time he has been the driving force in improving manufacturing efficiencies and the competitive cost position of this operation. He has also led a significant improvement in safety performance at the Cudahy operations. John will assist John Sims as we continue to accelerate these important efforts at each of ATI’s forging and machining operations. The forging operations are located in Cudahy, WI; Irvine, CA; Portland, IN; Lebanon, KY; and Stalowa Wola, Poland. The machining operations are located in Connecticut and Wisconsin.

“We are also pleased to welcome Bob Wetherbee back to ATI as President, ATI Flat Rolled Products. Bob is a strong addition to ATI’s leadership team. He has extensive operations, commercial, business development, and financial experience in the flat-rolled specialty metals industry. Bob will provide strong support to Terry Dunlap as we complete the transformation of our flat-rolled products business. Terry, Bob and the entire ATI Flat Rolled Products team are focused on implementing and executing commercial strategies, operating efficiencies, and lean manufacturing initiatives to achieve the full potential of our Hot-Rolling and Processing Facility strategic investment, and return this business to sustainable profitable growth.”

Biographies

John S. Minich, 52, has been with ATI since 1981. He was named vice president and general manager of ATI’s Cudahy, WI forging operations in September 2012. Previously, he was vice president and general manager, primary operations, engineering, procurement, and environmental health and safety at ATI’s Flat Rolled Products business unit since 2006. Prior to 2006, in addition to various metallurgical engineering roles, he was general/product manager of sheet, plate and Precision Rolled Strip® products at various points in time from 1993 to 2000. Mr. Minich has a BS Metallurgical Engineering and Materials Science from the University of Cincinnati.

Robert S. Wetherbee, 54, was president of ATI’s tungsten materials business from 2010 through the end of 2012. In early 2013 he was named President and Chief Executive Officer of Minerals Technologies, Inc. (NYSE: MTX), a position he held until February 2014. Prior to joining ATI in 2010, Mr. Wetherbee had a 30-year career at Alcoa, Inc., which included important leadership positions in operations, marketing, business development, and finance. He has a BS Industrial Administration and Accounting from Iowa State University.

ATI Business Segment and Business Unit Name Changes

Effective March 2014, ATI changed the name of one of its business segments and most of its business units to better reflect the products manufactured by each segment and business.

ATI’s two business segments are: High Performance Materials and Components (previously named High Performance Metals); and Flat Rolled Products (no change). There was no change to the business units that comprise each business segment.

The High Performance Materials and Components segment includes ATI Specialty Materials (previously named ATI Allvac, ATI Allvac Ltd, and ATI Powder Metals); ATI Specialty Alloys and Components (previously ATI Wah Chang); ATI Forged Products (previously ATI Ladish, ATI Chen Tech, ATI Portland Forge, ATI ZKM (Poland), and ATI Ladish Machining); ATI Cast Products (previously ATI Pacific Cast Technologies); and ATI Flowform Products (acquired in February 2014).

The Flat Rolled Products segment includes ATI Flat Rolled Products (previously named ATI Allegheny Ludlum) and ATI’s two joint ventures, STAL (China) and UNITI (industrial titanium).

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion in 2013. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.